                                                                    EXHIBIT 99.1


        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of Castle Transmission Services (Holdings) Ltd:

    We have audited the accompanying balance sheet of the BBC Home Service Transmission business ("Home Service") at March 31, 1996 and the consolidated balance sheets of Castle Transmission Services (Holdings) Ltd and its subsidiaries ("Castle Transmission") at March 31, 1997 and December 31, 1997 and the profit and loss accounts, cash flow statements and reconciliations of movements in corporate funding for Home Service for the year ended March 31, 1996 and the period from April 1, 1996 to February 27, 1997 and the related consolidated profit and loss accounts, cash flow statements and reconciliations of movements in shareholders' funds for Castle Transmission for the period from February 28, 1997 to March 31, 1997 and the period from April 1, 1997 to December 31, 1997. These financial statements are the responsibility of Castle Transmission's and Home Service's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards in the United Kingdom, which do not differ in any material respect from generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Home Service at March 31, 1996 and the consolidated financial position of Castle Transmission at March 31, 1997 and December 31, 1997 and the results of operations and cash flows of Home Service for the year ended March 31, 1996 and for the period from April 1, 1996 to February 27, 1997 and of Castle Transmission for the period from February 28, 1997 to March 31, 1997 and for the period from April 1, 1997 to December 31, 1997 in conformity with generally accepted accounting principles in the United Kingdom.

    Generally accepted accounting principles in the United Kingdom vary in certain respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected results of operations for the year ended March 31, 1996 and the period from April 1, 1996 to February 27, 1997 for Home Service and the period from February 28, 1997 to March 31, 1997 and from April 1, 1997 to December 31, 1997 for Castle Transmission and shareholders' equity at March 31, 1996 for Home Service and at March 31, 1997 and December 31, 1997 for Castle Transmission to the extent summarised in Note 27 to these financial statements.

KPMG
Chartered Accountants
Registered Auditor
London, England

March 31, 1998

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

                     CONSOLIDATED PROFIT AND LOSS ACCOUNTS

                                                                             Castle Transmission Services
                                     BBC Home Service Transmission                  (Holdings) Ltd
                                 -------------------------------------- --------------------------------------
                                                Period                     Period       Period
                                             from April 1,     Two          from     from April 1,    Eight
                                                 1996         Months    February 28,     1997        Months
                                 Year Ended       to          Ended         1997          to          Ended
                                  March 31,  February 27,  February 27, to March 31, December 31,  August 31,
                           Note     1996         1997          1997         1997         1997         1998
                          ------ ----------- ------------- ------------ ------------ ------------- -----------
                                 (Pounds)000  (Pounds)000  (Pounds)000  (Pounds)000   (Pounds)000  (Pounds)000
                                                           (Unaudited)                             (Unaudited)
Turnover................       3    70,367       70,614       12,805        6,433        56,752       59,033
Changes in stocks and
 work in progress.......              (635)        (554)        (150)         340           747       (1,279)
Own work capitalised....             4,653        3,249          308          170         1,127        2,440
Raw materials and
 consumables............                14       (1,155)        (387)        (446)       (2,410)        (281)
Other external charges..           (34,750)     (26,191)      (4,130)      (1,668)      (13,811)     (14,900)
Staff costs.............       4   (17,197)     (16,131)      (3,104)      (1,421)      (14,345)     (16,032)
Depreciation and other
 amounts written off
 tangible and intangible
 assets.................       5   (12,835)     (13,038)      (2,464)      (1,819)      (16,854)     (15,594)
Other operating
 charges................            (1,832)      (2,792)        (181)        (344)       (2,430)      (2,175)
                                   -------      -------      -------       ------       -------      -------
                                   (62,582)     (56,612)     (10,108)      (5,188)      (47,976)     (47,821)
Operating profit........             7,785       14,002        2,697        1,245         8,776       11,212
Other interest
 receivable and similar
 income.................               --           --           --            49           288          440
Interest payable and
 similar charges........       7       --           --           --          (969)      (12,419)      (9,507)
                                   -------      -------      -------       ------       -------      -------
Profit/(loss) on
 ordinary activities
 before and after
 taxation...............  3-6, 8     7,785       14,002        2,697          325        (3,355)       2,145
Additional finance cost
 of non-equity shares...               --           --           --          (318)       (2,862)         --
                                   -------      -------      -------       ------       -------      -------
Retained profit/(loss)
 for the period.........             7,785       14,002        2,697            7        (6,217)       2,145
                                   =======      =======      =======       ======       =======      =======

      Neither BBC Home Service nor Castle Transmission have any recognised gains or losses other than those reflected in the profit and loss accounts.

  The accompanying notes are an integral part of these consolidated financial statements.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

                          CONSOLIDATED BALANCE SHEETS

                               BBC Home Service        Castle Transmission Services
                                 Transmission                 (Holdings) Ltd
                               ---------------- ------------------------------------------
                                 At March 31,   At March 31, At December 31, At August 31,
                                     1996           1997          1997           1998
                          Note ---------------- ------------ --------------- -------------
                                 (Pounds)000    (Pounds)000    (Pounds)000    (Pounds)000
                                                                              (Unaudited)
Fixed assets
  Intangible............    9          --           46,573        46,056         44,404
  Tangible..............   10      202,592         206,162       206,134        229,124
                                   -------        --------      --------       --------
                                   202,592         252,735       252,190        273,528
Current assets
  Stocks................   11        1,750             807         1,340          2,620
  Debtors...............   12        4,714          10,344        13,230         11,639
  Amounts owed by group
   undertakings.........               --              --            --           1,273
  Cash at bank and in
   hand.................               --            9,688         8,152          9,198
                                   -------        --------      --------       --------
                                     6,464          20,839        22,722         24,730
Creditors: amounts fall-
 ing due within one
 year...................   13       (6,627)        (14,820)      (29,139)       (36,514)
                                   -------        --------      --------       --------
Net current
 assets/(liabilities)...              (163)          6,019        (6,417)       (11,784)
                                   -------        --------      --------       --------
Total assets less cur-
 rent liabilities.......           202,429         258,754       245,773        261,744
Creditors: amounts fall-
 ing due after more than
 one year...............   14          --         (154,358)     (143,748)      (149,535)
Provisions for liabili-
 ties and charges.......   15          --           (1,723)       (2,157)        (2,461)
                                   -------        --------      --------       --------
Net assets..............           202,429         102,673        99,868        109,748
                                   =======        ========      ========       ========
Capital and reserves
  Corporate funding.....           202,429             --            --             --
  Called up share capi-
   tal..................   16          --          102,348       102,898        108,303
  Profit and loss ac-
   count................   17          --              325        (3,030)         1,445
                                   -------        --------      --------       --------
                                   202,429         102,673        99,868        109,748
                                   =======        --------      --------       --------
Shareholders'
 funds/(deficit)
  Equity................                               109        (6,107)       109,748
  Non-equity............                           102,564       105,975            --
                                                  --------      --------       --------
                                                   102,673        99,868        109,748
                                                  ========      ========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

                       CONSOLIDATED CASH FLOW STATEMENTS

                                                                              Castle Transmission Services
                                    BBC Home Service Transmission                    (Holdings) Ltd
                               ---------------------------------------- ----------------------------------------
                                                                        Period from    Period from      Eight
                                  Year       Period from    Two Months  February 28,    April 1,       Months
                                  Ended     April 1, 1996     Ended         1997          1997          Ended
                                March 31,  to February 27, February 27, to March 31, to December 31, August 31,
                                  1996          1997           1997         1997          1997          1998
                          Note ----------- --------------- ------------ ------------ --------------- -----------
                               (Pounds)000   (Pounds)000   (Pounds)000  (Pounds)000    (Pounds)000   (Pounds)000
                                                           (Unaudited)                               (Unaudited)
Cash inflow from
 operating activities...   21     24,311        26,427         5,161         5,756        27,983        37,302
Returns on investment
 and servicing of
 finance................   22        --            --            --           (885)       (2,428)      (10,076)
Capital expenditure and
 financial investments..   22    (17,190)      (20,092)         (711)         (748)      (14,361)      (36,135)
Acquisitions and
 disposals..............   22        --            --            --       (251,141)         (307)          --
                                 -------       -------        ------      --------      --------      --------
Cash inflow/(outflow)...           7,121         6,335         4,450      (247,018)       10,887        (8,909)
Financing...............   22
Net (decrease) in
 corporate funding......          (7,121)       (6,335)       (4,450)          --            --            --
Issuance of shares......             --            --            --        102,348           550         5,405
Increase/(decrease) in
 debt...................             --            --            --        154,358       (12,973)        5,000
Capital element of
 finance
 lease rentals..........             --            --            --            --            --           (450)
                                 -------       -------        ------      --------      --------      --------
                                  (7,121)       (6,335)       (4,450)      256,706       (12,423)        9,955
                                 -------       -------        ------      --------      --------      --------
Increase/(decrease) in
 cash...................             --            --            --          9,688        (1,536)        1,046
                                 =======       =======        ======      ========      ========      ========
Reconciliation of net
 cash flow to movement
 in net debt............   23
Increase/(decrease) in
 cash in the period.....             --            --            --          9,688        (1,536)        1,046
Cash (inflow)/outflow
 from
 (increase)/decrease in
 debt...................             --            --            --       (154,358)       12,973        (4,550)
                                 -------       -------        ------      --------      --------      --------
Change in net debt
 resulting from cash
 flow...................             --            --            --       (144,670)       11,437        (3,504)
New finance leases......             --            --            --            --           (711)         (797)
Amortisation of bank
 loan issue costs.......             --            --            --            --         (2,087)         (159)
Amortisation of
 Guaranteed Bonds.......             --            --            --            --            (55)         (179)
                                 -------       -------        ------      --------      --------      --------
Movement in net debt in
 the period.............             --            --            --       (144,670)        8,584        (4,639)
Net debt at beginning of
 the period.............             --            --            --            --       (144,670)     (136,086)
                                 -------       -------        ------      --------      --------      --------
Net debt at end of the
 period.................             --            --            --       (144,670)     (136,086)     (140,725)
                                 =======       =======        ======      ========      ========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

             CONSOLIDATED RECONCILIATION OF MOVEMENTS IN CORPORATE
                          FUNDING/SHAREHOLDERS' FUNDS

                                                                        Castle Transmission Services
                              BBC Home Service Transmission                    (Holdings) Ltd
                         ---------------------------------------- ----------------------------------------
                                                         Two      Period from                     Eight
                            Year       Period from      Months    February 28,  Period from      Months
                            Ended     April 1, 1996     Ended         1997      April 1, 1997     Ended
                          March 31,  to February 27, February 27, to March 31, to December 31, August 31,
                            1996          1997           1997         1997          1997          1998
                         ----------- --------------- ------------ ------------ --------------- -----------
                         (Pounds)000   (Pounds)000   (Pounds)000  (Pounds)000    (Pounds)000   (Pounds)000
                                                     (Unaudited)                               (Unaudited)
Profit/(loss) for the
 period.................     7,785        14,002         2,697          325         (3,355)        2,145
Net (decrease) in
 corporate funding......    (7,121)       (6,335)       (4,450)         --             --            --
New share capital
 subscribed.............       --            --            --       102,348            550         5,405
Charge on share option
 arrangements...........       --            --            --           --             --          2,330
                           -------       -------       -------      -------        -------       -------
Net
 additions/(deductions)
 to corporate
 funding/shareholders'
 funds..................       664         7,667        (1,753)     102,673         (2,805)        9,880
Opening corporate
 funding/shareholders'
 funds..................   201,765       202,429       211,849          --         102,673        99,868
                           -------       -------       -------      -------        -------       -------
Closing corporate
 funding/shareholders'
 funds..................   202,429       210,096       210,096      102,673         99,868       109,748
                           =======       =======       =======      =======        =======       =======



  The accompanying notes are an integral part of these consolidated financial statements.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1 Basis of preparation

    As used in the financial statements and related notes, the terms "Castle Transmission" or "the Group" refers to the operations of Castle Transmission Services (Holdings) Ltd and its subsidiaries, Castle Transmission International Ltd ("CTI") which is the successor business and Castle Transmission (Finance) plc ("CTF"). The term "Home Service" refers to the operations of the Home Service Transmission business of the British Broadcasting Corporation ("BBC") which was the predecessor business.

    These consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applicable in the United Kingdom (UK) and comply with the financial reporting standards of the Institute of Chartered Accountants in England and Wales. A summary of the differences between UK GAAP and United States (US) GAAP as applicable to Castle Transmission is set out in Note 27.

    Castle Transmission Services (Holdings) Ltd (the "Company") was incorporated on August 27, 1996 and did not trade in the period to February 27, 1997. CTI was incorporated by the BBC on May 9, 1996 and did not trade in the period to February 27, 1997. On February 27, 1997, the assets and liabilities of Home Service were transferred to CTI. On February 28, 1997 CTI was acquired by the Company. During the period between August 27, 1996 and February 27, 1997 Castle Transmission did not trade and received no income and incurred no expenditure. Accordingly the first consolidated profit and loss account for Castle Transmission represents the trading of Castle Transmission for the period from February 28, 1997 to March 31, 1997. CTF was incorporated
April 9, 1997.

    The financial statements for the year ended March 31, 1996 and the period from April 1, 1996 to February 27, 1997 represent the profit and loss accounts, balance sheet, cash flow statements and reconciliations of movements in corporate funding of Home Service. They have been prepared from the separate financial records and management accounts of Home Service.

    Home Service was charged a management fee by the BBC representing an allocation of certain costs including pension, information technology, occupancy and other administration costs which were incurred centrally by the BBC but which were directly attributable to Home Service. Management believes such allocation is reasonable. Such costs are based on the pension arrangement and the cost structure of the BBC and are not necessarily representative of such costs of Castle Transmission under separate ownership.

    Home Service did not incur any costs in relation to financing as necessary funding was provided from the BBC through the corporate funding account. No interest is charged by the BBC on such funds because there is no debt at BBC which is attributable to Home Service.

    Home Service was not a separate legal entity and therefore was not directly subject to taxation on its results. The BBC is a not-for-profit organisation and is not subject to taxation except to the extent of activities undertaken with the objective of making a profit, including all external activities (principally site sharing and commercial projects). The tax charge attributable to Home Service has been calculated as if Home Service were under separate ownership since April 1, 1994 and as if all of its results of operations were subject to normal taxation.

    Redundancy costs were incurred by the BBC which related to Home Service staff. The redundancy costs amounted to (Pounds)1.1m in 1996 and (Pounds)0.6m in the period from April 1, 1996 to

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

February 27, 1997. The redundancy programmes were controlled by the BBC and the costs were not recharged to Home Service. No adjustment has been made in the Home Service financial statements for these costs because any costs incurred would have been reflected in the cost base of Home Service, and as described in note 25 would have been off-set by an increase in turnover from the BBC.

    The consolidated financial statements for the two months ended February 27, 1997 and as of and for the eight months ended August 31, 1998 are unaudited; however, in the opinion of all the directors, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation have been made. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end. Operating results for the eight month period ended August 31, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.

2 Accounting policies

    The following accounting policies have been applied consistently in dealing with items which are considered material in relation to the financial statements of Home Service and the consolidated financial statements of Castle Transmission.

 Basis of consolidation

    The consolidated financial statements include the financial statements of the Company and its subsidiaries made up to March 31, 1997 and December 31, 1997 after elimination of all significant inter-company accounts and transactions. The acquisition method of accounting has been adopted. Under this method, the results of subsidiaries acquired or disposed of in the period are included in the consolidated profit and loss account from the date of acquisition or up to the date of disposal.

 Goodwill

    Purchased goodwill on acquisitions (representing the excess of the fair value of the consideration given over the fair value of the separable net assets acquired) is capitalised and amortised over 20 years, the period over which the Directors consider that the Group will derive economic benefits.

 Tangible fixed assets and depreciation

    Depreciation is provided to write off the cost or valuation less the estimated residual value of tangible fixed assets by equal instalments over their estimated useful economic lives as follows:

 Land and buildings

                                             Home Service  Castle Transmission
                                            -------------- -------------------
   Freehold and long leasehold buildings...       50 years         50 years
   Freehold and long leasehold improve-
    ments..................................       20 years         20 years
   Short leasehold land and buildings...... Unexpired term   Unexpired term
   No depreciation is provided on freehold
    land...................................

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 Plant and equipment

                                               Home Service Castle Transmission
                                               ------------ -------------------
   Transmitters and power plant...............    25 years         20 years
   Electric and mechanical infrastructure..... 10-20 years      10-20 years
   Other plant and machinery..................  3-10 years       3-10 years
   Computer equipment.........................     5 years          5 years
   Motor vehicles.............................      --              3 years

    Strategic spares, which comprise those spares that are vital to the operation of the transmission system, are included in the capitalised value of the asset to which they relate and are depreciated over the life of the asset.

    Assets under construction are included within fixed assets. The associated labour costs are capitalised using a predetermined labour rate, and any over or under recoveries are recognised in the profit and loss account in the period in which they arise.

 Foreign currencies

    Transactions in foreign currencies are translated at the rate of exchange ruling at the date of the transaction. Monetary assets and liabilities, to the extent that they are denominated in foreign currency, are retranslated at the rate of exchange ruling at the balance sheet date and gains or losses are included in the profit and loss account.

 Leases

    Where the Company enters into a lease which entails taking substantially all the risks and rewards of ownership of an asset, the lease is treated as a "finance lease'. The asset is recorded in the balance sheet as a tangible fixed asset and is depreciated over its useful life or term of the lease, whichever is shorter. Future instalments under such leases, net of finance charges, are included within creditors. Rentals payable are apportioned between the finance element, which is charged to the profit and loss account, and the capital element which reduces the outstanding obligation for future instalments.

    Operating lease rentals are charged to the profit and loss account on a straight line basis over the period of the lease.

 Pensions

    The pension costs charged in the period include costs incurred, at the agreed employer's contribution rate. See note 20 for further details.

 Stocks

    Stocks held are general maintenance spares and manufacturing stocks. Stocks are stated at the lower of weighted average cost and net realisable value.

 Work in progress

      For individual projects, the fees on account and project costs are recorded in work in progress. When a project is complete, the project balances are transferred to turnover and cost of

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

sales as appropriate, and the net profit is recognised. Where the payments on account are in excess of project costs, these are recorded as payments on account.

    Provision is made for any losses as soon as they are foreseen.

 Taxation

    The charge for taxation is based on the result for the period and takes into account taxation deferred because of timing differences between the treatment of certain items for taxation and accounting purposes. Provision is made for deferred tax only to the extent that it is probable that an actual liability will crystallise.

 Turnover

    Turnover represents the amounts (excluding value added tax) derived from the provision of transmission and maintenance contracts, site sharing arrangements and commercial projects. Revenue is recognised on the basis of contracts or as services are provided to customers.

 Issue costs

    Costs incurred in raising funds are deducted from the amount raised and amortised over the life of the debt facility on a constant yield basis.

3 Analysis of turnover

                              Home Service            Castle Transmission
                        ------------------------ ------------------------------
                                    Period from                    Period from
                                      April 1,      Period from      April 1,
                        Year Ended    1996 to    February 28, 1997   1997 to
                         March 31,  February 27,   to March 31,    December 31,
                           1996         1997           1997            1997
                        ----------- ------------ ----------------- ------------
                        (Pounds)000 (Pounds)000     (Pounds)000    (Pounds)000
   By activity
   BBC.................   45,704       49,903          3,982          35,640
   Other--non BBC......   24,663       20,711          2,451          21,112
                          ------       ------          -----          ------
                          70,367       70,614          6,433          56,752
                          ======       ======          =====          ======

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


4 Staff numbers and costs

    The average number of persons employed by the Group (including directors) during the period, analysed by category was as follows:

                                 Home Service            Castle Transmission
                            ----------------------- ------------------------------
                                       Period from                    Period from
                                         April 1,      Period from      April 1,
                            Year Ended   1996 to    February 28, 1997   1997 to
                            March 31,  February 27,   to March 31,    December 31,
                               1996        1997           1997            1997
                            ---------- ------------ ----------------- ------------
   Operational staff.......    381         357             313            289
   Project staff...........    154         125             108             97
   Management, finance,
    personnel and other
    support services.......     53          70              69             89
                               ---         ---             ---            ---
                               588         552             490            475
                               ===         ===             ===            ===

    The aggregate payroll costs of these persons were as follows:

                                  Home Service            Castle Transmission
                            ------------------------ ------------------------------
                                        Period from                    Period from
                                          April 1,      Period from      April 1,
                            Year Ended    1996 to    February 28, 1997   1997 to
                             March 31,  February 27,   to March 31,    December 31,
                               1996         1997           1997            1997
                            ----------- ------------ ----------------- ------------
                            (Pounds)000 (Pounds)000     (Pounds)000    (Pounds)000
   Wages and salaries......   15,517       14,579          1,189          12,087
   Social security costs...    1,159        1,061             76             768
   Other pension costs.....      521          491            156           1,490
                              ------       ------          -----          ------
                              17,197       16,131          1,421          14,345
                              ======       ======          =====          ======

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


5 Profit/(loss) on ordinary activities before taxation

                                  Home Service             Castle Transmission
                            ------------------------- ------------------------------
                                         Period from                    Period from
                                          April 1,       Period from      April 1,
                            Years Ended    1996 to    February 28, 1997   1997 to
                             March 31,   February 27,    to March 31,   December 31,
                               1996         1997            1997            1997
                            ----------- ------------- ----------------- ------------
                            (Pounds)000  (Pounds)000     (Pounds)000    (Pounds)000
   Profit (loss) on
    ordinary activities
    before taxation is
    stated after charging:
   Depreciation and other
    amounts written off
    tangible fixed assets:
   Owned...................   12,835       13,038           1,624          14,953
   Leased..................       --           --              --             147
   Goodwill amortisation...       --           --             195           1,754
   Hire of plant and
    machinery--rentals
    payable under operating
    leases.................                   112              53              79
   Hire of other assets--
    under operating
    leases.................                   396              36             530
                              ======       ======           =====          ======

    The information in respect of hire of plant and machinery and other assets under operating leases is not available for the year ended March 31, 1996.

6 Remuneration of directors

    There were no directors of Home Service.

    The directors of Castle Transmission received no emoluments for the period February 28, 1997 to March 31, 1997 and (Pounds)277,000 for the period April 1, 1997 to December 31, 1997. The amounts paid to third parties in respect of directors' services were (Pounds)2,000 for the period from February 28, 1997 to March 31, 1997 and (Pounds)23,000 for the period from April 1, 1997 to December 31, 1997.

    The aggregate emoluments of the highest paid director were (Pounds)170,000. The highest paid director is not a member of any Group pension scheme.

 Pension entitlements

    On retirement the directors participating in the Group defined benefit scheme are entitled to 1/60th of their final pensionable salary for each year of service.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

7 Interest payable and similar charges

                                     Home Service              Castle Transmission
                             ---------------------------- ------------------------------
                                                                            Period from
                                           Period from       Period from      April 1,
                             Year Ended  April 1, 1996 to February 28, 1997   1997 to
                              March 31,    February 27,     to March 31,    December 31,
                                1996           1997             1997            1997
                             ----------- ---------------- ----------------- ------------
                             (Pounds)000   (Pounds)000       (Pounds)000    (Pounds)000
   On bank loans and over-
    drafts.................       --            --               934            3,315
   On all other loans......       --            --                --            6,934
   Finance charges payable
    in respect of finance
    leases and hire pur-
    chase contracts........       --            --                --               28
   Finance charges
    amortised in respect of
    bank loans (see note
    14)....................       --            --                35            2,087
   Finance charges
    amortised in respect of
    the Bonds..............       --            --                --               55
                                 ---           ---               ---           ------
                                  --            --               969           12,419
                                 ===           ===               ===           ======

8 Taxation

 Home Service

    There is no tax charge in respect of the results of Home Service for the year ended March 31, 1996 or for the period from April 1, 1996 to February 27, 1997. As a separate legal entity subject to normal taxation, Home Service would have capital allowances available as discussed below which would result in taxable losses for all periods. Deferred tax assets have not been recognised on such tax losses as management has concluded that it is not likely that the deferred tax asset would be realised.

 Castle Transmission

    There is no tax charge in respect of the period from February 28, 1997 to March 31, 1997 and April 1, 1997 to December 31, 1997. Based on an agreement with the Inland Revenue Service, Castle Transmission will have capital allowances available on capital expenditure incurred by Home Service and the BBC prior to the acquisition of approximately (Pounds)179 million. The accelerated tax deductions associated with such capital allowances result in a taxable loss for both periods. Deferred tax assets have not been recognised on such tax losses as management has concluded that it is not likely that the deferred tax asset would be realised based on the limited operating history of Castle Transmission.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


9 Intangible assets

  Castle Transmission

                                                          As at       As at
                                                        March 31,  December 31,
                                                          1997         1997
                                                       ----------- ------------
                                                       (Pounds)000 (Pounds)000
   Goodwill
   Cost
   At beginning of period.............................      --        46,768
   Arising on acquisition of Home Service.............   46,768          --
   Adjustment to the allocation of fair value arising
    on acquisition of Home Service (see notes 18 and
    24)...............................................      --         1,237
                                                         ------       ------
   At end of the period...............................   46,768       48,005
                                                         ======       ======
   Amortisation
   At beginning of period.............................      --           195
   Charged in period..................................      195        1,754
                                                         ------       ------
   At end of the period...............................      195        1,949
                                                         ======       ======
   Net book value
   At end of the period...............................   46,573       46,056
                                                         ======       ======

10 Tangible fixed assets

  Home Service

                              Land and    Plant and   Computer   Assets under
                              buildings   machinery   equipment  construction    Total
                             ----------- ----------- ----------- ------------ -----------
                             (Pounds)000 (Pounds)000 (Pounds)000 (Pounds)000  (Pounds)000
   (i) Year ended March 31,
    1996
   Cost or valuation
   At April 1, 1995........    26,789      178,205      1,337       22,309      228,640
   Additions...............       --           111         40       17,928       18,079
   Disposals...............       --           --      (1,325)         --        (1,325)
   Transfers...............       474       13,354        --       (13,828)         --
                               ------      -------     ------      -------      -------
   At March 31, 1996.......    27,263      191,670         52       26,409      245,394
                               ------      -------     ------      -------      -------
   Depreciation
   At April 1, 1995........     7,291       22,671        441          --        30,403
   Charge for period.......       819       12,008          8          --        12,835
   On disposal.............       --           --        (436)         --          (436)
                               ------      -------     ------      -------      -------
   At March 31, 1996.......     8,110       34,679         13          --        42,802
                               ------      -------     ------      -------      -------
   Net book value
   At March 31, 1996.......    19,153      156,991         39       26,409      202,592
                               ======      =======     ======      =======      =======

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


                             Land and    Plant and   Computer   Assets under
                             buildings   machinery   equipment  construction    Total
                            ----------- ----------- ----------- ------------ -----------
                            (Pounds)000 (Pounds)000 (Pounds)000 (Pounds)000  (Pounds)000
   (ii) Period ended
    February 27, 1997
   Cost or valuation
   At April 1, 1996........   27,263      191,670        52        26,409      245,394
   Additions...............      --            24       179        14,283       14,486
   Disposals...............      --        (1,816)      --         (1,718)      (3,534)
   Transfers...............    2,585       23,972       252       (26,809)         --
   Transfer between
    business units.........   10,824       (2,061)       (4)          612        9,371
                              ------      -------       ---       -------      -------
   At February 27, 1997....   40,672      211,789       479        12,777      265,717
                              ------      -------       ---       -------      -------
   Depreciation
   At April 1, 1996........    8,110       34,679        13           --        42,802
   Charge for period.......      807       12,158        73           --        13,038
   On disposal.............      --        (1,816)      --            --        (1,816)
   Transfers...............       46         (108)       62           --           --
   Transfers between
    business units.........    2,185         (137)       (1)          --         2,047
                              ------      -------       ---       -------      -------
   At February 27, 1997....   11,148       44,776       147           --        56,071
                              ------      -------       ---       -------      -------
   Net book value
   At February 27, 1997....   29,524      167,013       332        12,777      209,646
                              ======      =======       ===       =======      =======

  The transfers between business units reflect transactions made between the predecessor business and other business units of the BBC, in preparation for the sale of Home Service. These include the transfer of the head office at Warwick into the books of Home Service prior to the sale.

Castle Transmission

                             Land and    Plant and   Computer   Assets under
                             buildings   machinery   equipment  construction    Total
                            ----------- ----------- ----------- ------------ -----------
                            (Pounds)000 (Pounds)000 (Pounds)000 (Pounds)000  (Pounds)000
   (i) Period ended March
    31, 1997
   Cost
   On acquisition..........   30,373      163,556       332        12,777      207,038
   Additions...............      --            56       --            692          748
   Transfers...............       17           59       --            (76)         --
                              ------      -------       ---       -------      -------
   At March 31, 1997.......   30,390      163,671       332        13,393      207,786
                              ------      -------       ---       -------      -------
   Depreciation
   On acquisition..........      --           --        --            --           --
   Charge for period.......       86        1,529         9           --         1,624
                              ------      -------       ---       -------      -------
   At March 31, 1997.......       86        1,529         9           --         1,624
                              ------      -------       ---       -------      -------
   Net book value
   At March 31, 1997.......   30,304      162,142       323        13,393      206,162
                              ======      =======       ===       =======      =======
   (ii) Period ended
    December 31, 1997
   Cost
   At April 1, 1997........   30,390      163,671       332        13,393      207,786
   Addition................       10        3,602       582        10,878       15,072
   Transfers...............      651       12,772       --        (13,423)         --
                              ------      -------       ---       -------      -------
   At December 31, 1997....   31,051      180,045       914        10,848      222,858
                              ------      -------       ---       -------      -------
   Depreciation
   At April 1, 1997........       86        1,529         9           --         1,624
   Charge for period.......      847       13,975       278           --        15,100
                              ------      -------       ---       -------      -------
   At December 31, 1997....      933       15,504       287           --        16,724
                              ------      -------       ---       -------      -------
   Net book value
   At December 31, 1997....   30,118      164,541       627        10,848      206,134
                              ======      =======       ===       =======      =======

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


    The net book value of land and buildings comprises:

                                       Home Service     Castle Transmission
                                       ------------ ----------------------------
                                       At March 31, At March 31, At December 31,
                                           1996         1997          1997
                                       ------------ ------------ ---------------
                                       (Pounds)000  (Pounds)000    (Pounds)000
   Freehold...........................    16,268       21,558        21,375
   Long leasehold.....................     1,540        7,468         7,472
   Short leasehold....................     1,345        1,278         1,271
                                          ------       ------        ------
                                          19,153       30,304        30,118
                                          ======       ======        ======

    Included within fixed assets are the following assets held under finance leases:

                                       Home Service     Castle Transmission
                                       ------------ ----------------------------
                                       At March 31, At March 31, At December 31,
                                           1996         1997          1997
                                       ------------ ------------ ---------------
                                       (Pounds)000  (Pounds)000    (Pounds)000
   Motor vehicles.....................      --           --            270
   Computer equipment.................      --           --            441
                                           ---          ---            ---
                                            --           --            711
                                           ===          ===            ===

11 Stocks

                             Home Service            Castle Transmission
                             ------------ ------------------------------------------
                             At March 31, At March 31, At December 31, At August 31,
                                 1996         1997          1997           1998
                             ------------ ------------ --------------- -------------
                             (Pounds)000  (Pounds)000    (Pounds)000    (Pounds)000
                                                                        (Unaudited)
   Work in progress (see
    note 13)...............       --          --              274          1,421
   Spares and manufacturing
    stocks.................     1,750         807           1,066          1,199
                                -----         ---           -----          -----
                                1,750         807           1,340          2,620
                                =====         ===           =====          =====

12 Debtors

                                      Home Service     Castle Transmission
                                      ------------ ----------------------------
                                      At March 31, At March 31, At December 31,
                                          1996         1997          1997
                                      ------------ ------------ ---------------
                                      (Pounds)000  (Pounds)000    (Pounds)000
   Trade debtors.....................    3,780         7,503        10,250
   Other debtors.....................      212         2,259         2,200
   Prepayments and accrued income....      722           582           780
                                         -----        ------        ------
                                         4,714        10,344        13,230
                                         =====        ======        ======

13 Creditors: amounts falling due within one year

                                     Home Service     Castle Transmission
                                     ------------ ----------------------------
                                     At March 31, At March 31, At December 31,
                                         1996         1997          1997
                                     ------------ ------------ ---------------
                                     (Pounds)000  (Pounds)000    (Pounds)000
   Payments on account..............      426           347           --
   Obligations under finance leases
    and hire purchase contracts.....      --            --            490
   Trade creditors..................      872         4,123         1,916
   Other creditors..................      --          1,519         2,153
   Accruals and deferred income.....    5,329         8,831        24,580
                                        -----        ------        ------
                                        6,627        14,820        29,139
                                        =====        ======        ======

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


    Payments on account (and work in progress) relate to commercial projects and are shown net in the financial statements. The gross billings amount to (Pounds)3,222,000 in 1996, (Pounds)3,836,000 in March 1997 and
(Pounds)2,458,000 in December 1997. The related gross costs amounted to (Pounds)2,796,000 in 1996, (Pounds)3,489,000 in March 1997 and
(Pounds)2,732,000 in December 1997.

14 Creditors: amounts falling due after more than one year

                                                Castle Transmission
                                     ------------------------------------------
                                     At March 31, At December 31, At August 31,
                                         1997          1997           1998
                                     ------------ --------------- -------------
                                     (Pounds)000    (Pounds)000    (Pounds)000
                                                                   (Unaudited)
   Guaranteed Bonds................        --         120,582        120,761
   Bank loans and overdrafts.......    154,358         22,945         28,104
   Obligations under finance leases
    and hire purchase contracts....        --             221            670
                                       -------        -------        -------
                                       154,358        143,748        149,535
                                       =======        =======        =======
   Debts can be analysed as falling
    due:
   in one year or less, or on de-
    mand...........................        --             --
   between one and two years.......      7,244             59
   between two and five years......     29,160            162
   in five years or more...........    117,954        143,527
                                       -------        -------
                                       154,358        143,748
                                       =======        =======

    On May 21, 1997, CTF issued and Castle Transmission guaranteed, (Pounds)125,000,000 9 percent Guaranteed Bonds due 2007 (the "Guaranteed Bonds"). The Guaranteed Bonds are redeemable at their principal amount, unless previously redeemed or purchased and cancelled, on March 30, 2007.

    The Guaranteed Bonds may be redeemed in whole but not in part, at the option of CTF, at their principal amount plus accrued interest if, as a result of certain changes in the laws and regulations of the United Kingdom, CTF or Castle Transmission becomes obliged to pay additional amounts.

    The Guaranteed Bonds may be redeemed in whole or in part, at the option of CTF, at any time at the higher of their principal amount and such a price as will provide a gross redemption yield 0.50 percent per annum above the gross redemption yield on the benchmark gilt plus (in either case) accrued interest.

    Bondholders may, in certain circumstances including but not limited to a change in control of CTF, or the early termination of the agreement between CTI and the BBC relating to the domestic analogue transmission of radio and television programmes by CTI, require the Guaranteed Bonds to be redeemed at 101 percent of their principal amount plus accrued interest.

    The Guaranteed Bonds were issued at an issue price of 99.161 percent. The Guaranteed Bonds are shown net of unamortised discount and issue costs. Interest accrues from the date of issue and is payable in arrears on March 30 each year commencing March 30, 1998.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

    On February 28, 1997 the Group entered into term and revolving loan facilities with a syndicate of banks. There are three facilities. Facility A and Facility B are (Pounds)122,500,000 and (Pounds)35,000,000 term loan facilities. Facility A is repayable in instalments, the last of which is due in June 2004, and Facility B is repayable in two instalments in December 2004 and June 2005. These facilities were made available to finance the amount owed to the BBC on the acquisition of the Home Service transmission business and were drawn down in full on February 28, 1997.

    The third facility, Facility C, is a (Pounds)5,000,000 revolving loan facility maturing in June 2005 under which advances are to be made to the Group to finance its working capital requirements and for general corporate purposes. This facility was undrawn at March 31, 1997.

    Borrowings under the facilities are secured by fixed and floating charges over substantially all of the assets and undertakings of the Group and bear interest at 2.25 percent above LIBOR for Facility B and between 0.875 percent and 1.75 percent above LIBOR (depending on the annualised debt coverage and the outstanding percentage of the facilities) for Facilities A and C.

    The net proceeds of the Guaranteed Bonds were used to repay substantially all of the amounts outstanding under Facilities A, B and C. The remaining balance of Facilities A, B and C was replaced by a (Pounds)64,000,000 revolving loan facility maturing in May 2002 (the "New Facility"), under which advances will be made to CTI to finance its working capital requirements and finance capital expenditures in respect of Digital Terrestrial Television.

    Borrowings under the New Facility are secured by fixed and floating charges over substantially all of the assets and undertakings of Castle Transmission and bear interest at LIBOR plus the applicable margin plus cost rate.

    Included within bank loans and overdrafts is an amount of (Pounds)3,142,000 at March 31, 1997 and (Pounds)1,055,000 at December 31, 1997 representing finance costs deferred to future accounting periods in accordance with FRS4. As a result of the issuance of the Guaranteed Bonds and the New Facility, the remaining deferred financing costs of (Pounds)1,930,000, relating to Facilities A, B and C were charged to the profit and loss account during the period from April 1, 1997 to December 31, 1997.

15 Provision for liabilities and charges

                                                        Castle Transmission
                                                    ----------------------------
                                                    At March 31, At December 31,
                                                        1997          1997
                                                    ------------ ---------------
                                                    (Pounds)000    (Pounds)000
On acquisition/at the start of the period..........    1,723          1,723
Fair value adjustments (see note 24)...............      --           1,016
Established in the period (see below)..............      --             417
Utilised in the period.............................      --            (999)
                                                       -----          -----
At the end of the period...........................    1,723          2,157
                                                       =====          =====

    Home Service did not make any provisions for liabilities and charges. On the acquisition by Castle Transmission, a provision was established for costs associated with the split of the BBC transmission business between Home Service and World Service comprising redundancy costs and costs relating to the relocation and reorganisation of shared sites. No payments or additional provisions were made in the one month period and the balance on acquisition and at March 31, 1997 was (Pounds)1,723,000.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


    As a result of the completion of the fair value exercise this provision was reduced by (Pounds)234,000 and a further provision was made of (Pounds)1,250,000 in respect of a contingent liability for wind loading fees that existed at February 27, 1997. See notes 18 and 24 for further details.

    A further provision of (Pounds)417,000, in respect of these wind loading fees, was charged to the profit and loss account during the period from April 1, 1997 to December 31, 1997.

16 Share capital

                             At March 31,  At December 31,
                                 1997           1997       At March 31, At December 31,
                              Number of       Number of        1997          1997
                                shares         shares      (Pounds)000    (Pounds)000
                            -------------- --------------- ------------ ---------------
   Authorised
   Equity: Ordinary Shares
    of 1 pence each........     11,477,290     11,477,290        115            115
   Non-equity: Redeemable
    Preference Shares of 1
    pence each............. 11,465,812,710 11,465,812,710    114,658        114,658
                            -------------- --------------    -------        -------
                            11,477,290,000 11,477,290,000    114,773        114,773
                            ============== ==============    =======        =======
   Allotted, called up and
    fully paid
   Equity: Ordinary Shares
    of 1 pence each........     10,234,790     10,289,790        102            103
   Non-equity: Redeemable
    Preference Shares of 1
    pence each............. 10,224,555,210 10,279,500,210    102,246        102,795
                            -------------- --------------    -------        -------
                            10,234,790,000 10,289,790,000    102,348        102,898
                            ============== ==============    =======        =======

    On incorporation the Company had an authorised share capital of 100 Ordinary Shares of (Pounds)1 each of which 1 share was allotted, called up and fully paid.

    On January 23, 1997, the 100 issued and unissued Ordinary Shares of (Pounds)1 each were subdivided into Ordinary Shares of 1 pence each and the authorised share capital of the Company was increased to (Pounds)114,772,900 by the creation of 11,467,290 additional Ordinary Shares of 1 pence each and by the creation of 11,465,812,710 Redeemable Preference Shares of 1 pence each.

    On February 28, 1997 the Company issued for cash 10,234,690 Ordinary Shares of 1 pence each at par and 10,224,555,210 Redeemable Preference Shares of 1 pence each at par.

    On September 19, 1997 a further 55,000 Ordinary Shares of 1 pence each and 54,945,000 Redeemable Preference Shares of 1 pence each were issued at par for cash. These shares were issued to certain members of the management team. Management believes that this sale price reflects the fair value of the shares at that date.

    The Redeemable Preference Shares are redeemable on December 31, 2050. The Company may also redeem any number of Redeemable Preference Shares at any time by giving at least two business days' notice in writing to the holders. In addition, the Company shall redeem in full all the Redeemable Preference Shares on or before the earlier or any listing or sale of 87.5 percent or more of the issued share capital. No premium is payable on redemption.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


    The holders of the Redeemable Preference Shares are entitled to receive a dividend in respect of periods from January 1, 2004 at a rate of 5 percent per annum. Dividends shall accrue on a daily basis and shall, unless the Company is prohibited from paying dividends by the Companies Act 1985 or is not permitted by any financing agreement to which it is a party to pay such dividend, become a debt due from and payable to the holders of the Redeemable Preference Shares on January 1 of each year beginning January 1, 2005.

    In accordance with FRS4: Capital Instruments, a finance cost has been calculated to result in a constant rate of return over the period and carrying amount for these Redeemable Preference Shares and has been included in the profit and loss account as an appropriation.

    On a winding up of the Company, the holders of the Redeemable Preference Shares would be entitled, in priority to any payment to the holders of the Ordinary Shares, to receive an amount equal to the nominal amount paid up on each Redeemable Preference Share together with all arrears and accruals of the preferential dividend payable thereon, whether or not such dividend has become due and payable.

    The holders of the Redeemable Preference Shares have no right to vote at any general meeting of the Company.

    At December 31, 1997 two of the shareholders held share warrants which entitled them to a maximum of 772,500 Ordinary Shares and 771,727,500 Redeemable Preference Shares issued at par. These are subject to adjustment in accordance with the conditions set out in the warrant instrument which relate to any reorganisation of the Company's share capital. The rights under the share warrants can be exercised by giving 7 days' notice to the Company. The rights lapse on the earliest of the following dates: the date of a listing of any part of the share capital on the Official List of the London Stock Exchange or any other stock exchange; the date of any sale of 85 percent or more of the issued share capital of the Company; the date on which the Company goes into liquidation; and February 28, 2007.

17 Reserves

                                                          Castle
                                                       Transmission
                                            -----------------------------------
                                               Period from       Period from
                                            February 28, 1997 April 1, 1997 to
                                            to March 31, 1997 December 31, 1997
                                            ----------------- -----------------
                                               (Pounds)000       (Pounds)000
   Profit and loss account
   At the start of the period.............         --                 325
   Retained profit/(loss) for the period..           7             (6,217)
   Additional finance cost of non-equity
    shares................................         318              2,862
                                                   ---             ------
   At the end of the period...............         325             (3,030)
                                                   ===             ======

18 Acquisition

    On February 28, 1997 the Company acquired the entire share capital of CTI. CTI had itself acquired the assets and liabilities of Home Service on February 27, 1997, with the intention of CTI's ensuing disposal to the Company.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


    As the two transactions were enacted for the purpose of the sale and purchase of Home Service, a provisional fair value exercise was performed by CTI on the acquisition of the trade and net assets of Home Service on 27 February 1997, giving rise to acquisition goodwill of (Pounds)39.6 million.

    The fair value exercise was only provisional at March 31, 1997 as the elapsed time had not been sufficient to form a final judgement on the fair value adjustments. The fair value exercise has now been finalised and as a result goodwill has been increased by (Pounds)1.2 million. See note 24.

    The consideration paid for the acquisition of the shares of CTI by the Company amounted to (Pounds)45 million plus fees of (Pounds)7.5 million. (Pounds)7.2 million had been paid or accrued at March 31, 1997, which gave rise to additional goodwill of (Pounds)7.5 million.

    In addition, the BBC was paid (Pounds)199 million by CTI as a repayment of the loan made by the BBC on the transfer of the assets and liabilities of Home Service. The total consideration paid by the Group amounted to (Pounds)244 million (excluding fees), which resulted in total goodwill in the Consolidated Financial Statements of (Pounds)48 million. This goodwill has been capitalised and will be written off over 20 years, the period over which the Directors consider that the Group will derive economic benefits.

19 Commitments

    (a) Capital commitments at the end of the financial period for which no provision has been made, were as follows:

                                      Home Service     Castle Transmission
                                      ------------ ----------------------------
                                      At March 31, At March 31, At December 31,
                                          1996         1997          1997
                                      ------------ ------------ ---------------
                                      (Pounds)000  (Pounds)000    (Pounds)000
   Contracted........................    4,192        4,785         11,431
   Authorised but not contracted.....    7,969        6,490         89,729
                                         =====        =====         ======

      (b) Annual commitments under non-cancellable operating leases were as follows:

                                                                 Castle
                                                              Transmission
                                                         -----------------------
                                                             At December 31,
                                                                  1997
                                                         -----------------------
                                                          Land and
                                                          buildings     Other
                                                         ----------- -----------
                                                         (Pounds)000 (Pounds)000
   Operating leases which expire:
   Within one year......................................      90         159
   In the second to fifth years inclusive...............     343         385
   Over five years......................................     235         --
                                                             ---         ---
                                                             668         544
                                                             ===         ===

20 Pension scheme

 Home Service

    Home Service participated in a multi-employer pension scheme operated by the BBC. The scheme is a defined benefit scheme whereby retirement benefits are based on the employees' final

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

remuneration and length of service and is funded through a separate trustee administered scheme. Contributions to the scheme are based on pension costs for all members of the scheme across the BBC and are made in accordance with the recommendations of independent actuaries who value the scheme at regular intervals, usually triennially. Pension scheme assets are not apportioned between different parts of the BBC.

    The pension rate charged to Home Service was 4.5 percent for the year ended March 31, 1996 and for the period from April 1, 1996 to February 27, 1997. This charge took into account the surplus shown by the last actuarial valuation of the BBC scheme. Amounts charged were as follows: (Pounds)521,000 in 1996 and (Pounds)491,000 in the period from April 1, 1996 to February 27, 1997.

 Castle Transmission

    The pension charge is not comparable between Home Service and Castle Transmission due to the former having a reduced charge as a result of the surplus in the BBC Pension scheme.

    Under the terms of the sale agreement Castle Transmission was temporarily participating in the BBC Pension scheme until July 31, 1997. From August 1, 1997 the Group was committed under the sale agreement to establish its own pension scheme.

    In respect of past service benefits, members were able to choose between transferring past service benefits to the Group scheme or leaving them in the BBC Pension scheme. To the extent that past service benefits were transferred, the BBC Pension scheme made a full transfer payment to the Group scheme calculated in accordance with the actuarial basis as set out in the sale agreement.

    The pension charge for the period from February 28, 1997 to March 31, 1997 included in the accounts represented contributions payable to the BBC Pension scheme and amounted to (Pounds)156,000. Contributions are calculated at the employers' contribution rate of 17.7 per cent of pensionable salary. The contribution rate has been determined by a qualified actuary and is specified in the sale agreement.

    At August 1, 1997 Castle Transmission established its own pension scheme. This is a defined benefit scheme and assets were transferred from the BBC Pension scheme to the extent that members chose to transfer past benefits. From August 1, the Castle Transmission Pension Scheme will be liable in respect of future pension benefits. The pension charge for the period from April 1, 1997 to December 31, 1997 was (Pounds)1,490,000.

    There were no outstanding or prepaid contributions at either the beginning or end of the financial periods.

    The Group also established a defined contribution scheme which will have a backdated start date of August 1, 1997. This scheme will be open to employees joining the Group after March 1, 1997. The defined benefit scheme will not be open to these employees. The pensionable charge for the period from April 1, 1997 to December 31, 1997 represents contributions under this scheme amounting to (Pounds)nil.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

21 Reconciliation of operating profit to operating cash flows

                                   Home Service               Castle  Transmission
                            --------------------------- ---------------------------------
                                          Period from      Period from      Period from
                            Year Ended   April 1, 1996  February 28, 1997  April 1, 1997
                             March 31,  to February 27,   to March 31,    to December 31,
                               1996          1997             1997             1997
                            ----------- --------------- ----------------- ---------------
                            (Pounds)000   (Pounds)000      (Pounds)000      (Pounds)000
   Operating profit........    7,785        14,002            1,245            8,776
   Depreciation and
    amortisation charge....   12,835        13,038            1,819           16,854
   (Increase)/Decrease in
    stocks.................     (678)          294               (2)            (746)
   Decrease/(Increase) in
    debtors................    2,571          (258)          (5,372)          (2,937)
   Increase/(Decrease) in
    creditors..............    1,798          (649)           8,066            6,036
                              ------        ------           ------           ------
   Cash inflow from
    operating activities...   24,311        26,427            5,756           27,983
                              ======        ======           ======           ======

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THF BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

22 Analysis of cash flows for headings noted in the cash flow statement

                                  Home Service                Castle Transmission
                          ---------------------------- ---------------------------------
                                        Period from       Period from      Period from
                          Year Ended  April 1, 1996 to February 28, 1997  April 1, 1997
                           March 31,    February 27,      to March 31,   to December 31,
                             1996           1997             1997             1997
                          ----------- ---------------- ----------------- ---------------
                          (Pounds)000   (Pounds)000       (Pounds)000      (Pounds)000
Returns on investment
 and servicing of
 finance
Interest received.......        --            --                 49              242
Interest paid...........        --            --               (934)          (2,670)
                            -------       -------          --------         --------
Net cash outflow for
 returns on investment
 and servicing of
 finance................        --            --               (885)          (2,428)
                            =======       =======          ========         ========
Capital expenditure and
 financial investments
Purchase of tangible
 fixed assets...........    (18,079)      (21,810)             (748)         (14,361)
Proceeds on disposal of
 tangible fixed assets..        889         1,718               --               --
                            -------       -------          --------         --------
Net cash outflow for
 capital expenditure and
 financial investments..    (17,190)      (20,092)             (748)         (14,361)
                            =======       =======          ========         ========
Acquisitions and
 disposals
Purchase of subsidiary
 undertaking (see note
 24)....................        --            --            (52,141)            (307)
Amount paid to BBC on
 acquisition............        --            --           (199,000)             --
                            -------       -------          --------         --------
Net cash outflow for
 acquisition and
 disposals..............        --            --           (251,141)            (307)
                            =======       =======          ========         ========
Financing
Issue of shares.........        --            --            102,348              550
Increase/(decrease) in
 corporate funding......     (7,121)       (6,335)              --               --
Debt due beyond a year:
Facility A (net of issue
 costs).................        --            --            120,056              --
Facility B (net of issue
 costs).................        --            --             34,302              --
Repayment of Facility A
 and B..................        --            --                --          (157,500)
New Facility............        --            --                --            24,000
Guaranteed Bonds........        --            --                --           120,527
                            -------       -------          --------         --------
Net cash
 inflow/(outflow) from
 financing..............     (7,121)       (6,335)          256,706          (12,423)
                            =======       =======          ========         ========

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


23 Analysis of net debt due after one year

                                                          Other
                            At February 27,              non-cash   At March 31,
                                 1997        Cashflow     changes       1997
                            --------------- ----------- ----------- ------------
                              (Pounds)000   (Pounds)000 (Pounds)000 (Pounds)000
   Cash at bank and in
    hand...................       --            9,688       --           9,688
   Debt due after 1 year...       --         (154,358)      --        (154,358)
                                  ---        --------       ---       --------
                                  --         (144,670)      --        (144,670)
                                  ===        ========       ===       ========

                                                        Other
                            At March 31,              non-cash   At December 31,
                                1997      Cashflow     changes        1997
                            ------------ ----------- ----------- ---------------
                            (Pounds)000  (Pounds)000 (Pounds)000   (Pounds)000
   Cash at bank and in
    hand...................      9,688     (1,536)        --           8,152
   Finance leases..........        --         --         (711)          (711)
   Debt due after 1 year...   (154,358)    12,973      (2,142)      (143,527)
                              --------     ------      ------       --------
                              (144,670)    11,437      (2,853)      (136,086)
                              ========     ======      ======       ========

24 Purchase of subsidiary undertaking

                                      At March 31, Fair value  At December 31,
                                          1997     adjustments      1997
                                      ------------ ----------- ---------------
                                      (Pounds)000  (Pounds)000   (Pounds)000
   Net assets acquired:
     Tangible fixed assets...........    207,038        --         207,038
     Stocks..........................        119        134            253
     Debtors.........................      4,972        (97)         4,875
     Creditors--trade................     (6,033)        49         (5,984)
           --owed to BBC on
           acquisition...............   (199,000)       --        (199,000)
     Provisions (see note 15)........     (1,723)    (1,016)        (2,739)
                                        --------     ------       --------
     Adjusted net assets acquired....      5,373       (930)         4,443
     Goodwill........................     46,768      1,237         48,005
                                        --------     ------       --------
     Cost of acquisition including
      related fees...................     52,141        307         52,448
                                        ========     ======       ========
   Satisfied by:
     Cash............................     52,141        307         52,448
                                        ========     ======       ========

    The total consideration paid by Castle Transmission included the assumption and subsequent repayment of (Pounds)199 million paid to the BBC, see note 18.

 Fair value adjustments

    The fair value adjustments result from the completion of the fair value exercise performed by CTI on the acquisition of Home Service and the under accrual of fees by the Company, in relation to the acquisition of CTI, at March 31, 1997. The (Pounds)1,237,000 increase in goodwill relates predominantly to the provision of (Pounds)1,250,000 in respect of a dispute over wind loading fees. This dispute was an existing contingent liability at the date of acquisition and consequently provision has been made against the fair value of the assets and liabilities of Home Service at February 27, 1998.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


25 Related party disclosures

 Home Service

    Throughout the year ended March, 31 1996 and the period from April 1, 1996 to February 27, 1997, Home Service entered into a number of transactions with other parts of the BBC. Substantially all of these transactions are exempt from the disclosure provisions of FRS 8 "Related Party Disclosures" as they have been undertaken between different parts of the BBC, and are eliminated in the consolidated accounts of the BBC. However, brief details of the nature of these transactions are set out below.

    The majority of Home Service's income arises from trading with other parts of the BBC. Prices are set at BBC group level on the basis of cost budgets prepared by Home Service. The aggregate value of such sales in each of the years covered by the combined financial statements is given in Note 3.

    Administrative costs include expenses re-charged to Home Service by the BBC. These re-charges related to costs incurred centrally in respect of pension, information technology, occupancy and other administration costs. These charges amounted to (Pounds)5.8 million in 1996 and (Pounds)1.2 million in the period between April 1, 1996 and February 27, 1997. The reduced charge for the period to February 27, 1997 is a result of more functions being carried out by employees of Home Service in preparation for the change to a stand alone entity.

    In addition, re-charges were also made for distribution costs relating to telecommunication links between the BBC and the transmitting stations and these were then internally re-charged to other parts of the BBC. The charges amounted to (Pounds)5.6 million in 1996 and (Pounds)6.4 million in the period between April 1, 1996 and February 27, 1997.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THF BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


 Castle Transmission

    The Shareholders of Castle Transmission are:

    Crown Castle International Corp. ("CCIC", formerly Castle Tower Holding Corp.), Candover Investments plc and funds managed by it ("Candover"), TeleDiffusion de France International S.A ("TdF") and Berkshire Partners LLC and funds managed by it ("Berkshire"). They are considered to be related parties as they are the consortium who own 99 percent of the shares of the Company.

    Castle Transmission paid fees to shareholders in respect of expenses incurred during the acquisition and success fees. Castle Transmission also has management agreements with CCIC (for commercial and financial advice and training and consultancy) and TdF (for technical advice and consulting), these agreements run for five years from February 28, 1997. Fees are payable on the basis of an annual fee for agreed services provided to Castle Transmission, together with fees on a commercial arm's length basis for any additional services provided. In addition Castle Transmission has agreed to reimburse shareholders' expenses in relation to attendance at board meetings. The amounts paid and accrued by the Company during the period were as follows:

                                                                   Total amounts
                                                                    payable at
                                 Amounts     Amounts     Amounts     March 31,
   Related party                expensed   capitalised    paid         1997
   -------------               ----------- ----------- ----------- -------------
                               (Pounds)000 (Pounds)000 (Pounds)000  (Pounds)000
   CCIC.......................      20        1,763       1,763          20
   Candover...................       1          244         244           1
   TdF........................     --           129         --          129
   Berkshire..................       1          315         316         --
                                   ---        -----       -----         ---
                                    22        2,451       2,323         150
                                   ===        =====       =====         ===

                            Total amounts                                     Total amounts
                             payable at                                        payable at
                              March 31,     Amounts     Amounts     Amounts   December 31,
   Related party                1997       expensed   capitalised    paid         1997
   -------------            ------------- ----------- ----------- ----------- -------------
                             (Pounds)000  (Pounds)000 (Pounds)000 (Pounds)000  (Pounds)000
   CCIC....................       20          253         --          246           27
   Candover................        1           16         --           13            4
   TdF.....................      129          --          --          129          --
   Berkshire...............      --            55         --           43           12
                                 ---          ---         ---         ---          ---
                                 150          324         --          431           43
                                 ===          ===         ===         ===          ===

 Ongoing BBC relationship

    At the time of the acquisition of Home Service, Castle Transmission entered into a ten year transmission contract with the BBC for the provision of domestic terrestrial analogue television and radio transmission services expiring on March 31, 2007. Thereafter, the contract continues until terminated by twelve months notice by either party on March 31 in any contract year from and including March 31, 2007. It may also be terminated early if certain conditions are met.

    The contract provides for charges of approximately (Pounds)46 million to be payable by the BBC to Castle Transmission for the year to March 31, 1998. Castle Transmission's charges for subsequent years of the contract are largely determined by a formula which escalates the majority of the charges by a factor which

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

is 1% below the rate of increase in the Retail Price Index over the previous calendar year. Those elements of the charges which are subject to the escalation formula for the contract year commencing April 1, 1998 amount to approximately (Pounds)46 million.

26 Post balance sheet events

    On January 23, 1998, the Board of Directors adopted: (i) the All Employee Share Option Scheme; (ii) the Management Share Option Scheme; and (iii) individual share option arrangements for certain directors of the Company.

    The All Employee Share Option Scheme provides for an unlimited number of shares to be granted to all employees of the Company. The Board may select any number of individuals to apply for the grant of an option. Not later than thirty days following the date by which an application must be made, the Board may grant to each applicant the number of options specified in his application. These options may be exercised at the earliest of the third anniversary of the date of grant, in the event of a flotation or in the event of a take-over, reconstruction, liquidation or option exchange as set out in the Scheme rules. For options granted under this scheme the option price and the number of shares will not change during the life of the option.

    Under the terms of the Management Share Option Scheme and the individual share option arrangements, share options may be granted to employees or directors of the Company as determined by the Board of Directors up to a maximum of 460,000 Ordinary Shares and 459,540,000 Redeemable Preference Shares. Options will vest over periods of up to four years and have a maximum term of up to nine years. For options over 223,333 Ordinary Shares and 223,110,000 Redeemable Preference Shares, the option price and the number of shares will not change during the life of the option. The remaining options are subject to certain performance criteria.

    On January 23, 1998 and January 30, 1998 the Company granted options to purchase an aggregate of 460,000 Ordinary Shares and 459,540,000 Redeemable Preference Shares under the terms of the individual share option arrangements and the Management Share Option Scheme, respectively. The weighted average price for such options is 1.16 pence for Ordinary Shares and 1.16 pence for Redeemable Preference Shares. The weighted average vesting period for such options is 1.13 years. Any accounting charge resulting from a difference between the fair value of the rights to the shares at the date of grant and the amount of consideration to be paid for the shares will be charged to the profit and loss account in the year to December 31, 1998 and subsequent years according to the vesting provisions of the arrangements. Where the options are subject to performance criteria, the amount initially recognised will be based on a reasonable expectation of the extent to which these criteria will be met and will be subject to subsequent adjustments as necessary to deal with changes in the probability of performance criteria being met.

  Update of post balance sheet events (Unaudited)

    On March 23, 1998, the Company granted options to purchase an aggregate of 40,750 Ordinary Shares and 40,709,250 Redeemable Preference Shares under the terms of the All Employee Share Option Scheme. The price for such options is
1.00 pence for both Ordinary Shares and Redeemable Preference Shares. The vesting period for such options is three years.

    The accounting charge related to all share options included within the unaudited consolidated financial statements for the eight months ended August 31, 1998 is (Pounds)2,330,000.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


    On April 23, 1998, the Board of Directors adopted share option arrangements for certain individuals. On that same date, the Company granted options to purchase 60,000 Ordinary Shares and 59,940,000 Redeemable Preference Shares under the terms of such share option arrangements. These options will vest over a period of four years and have a maximum term of six years. The weighted average price of such options is 1.75 pence for both Ordinary Shares and Redeemable Preference Shares. The weighted average vesting period for such options is two years.

    On July 1, 1998 and July 15, 1998, CCIC granted options to purchase 59,932 ordinary shares in CCIC to employees of CTI under terms of individual share option arrangements. The weighted average price for such options is $37.54. These options vested on August 18, 1998. The accounting charge related to these options included in the unaudited consolidated financial statements for the eight months ended August 31, 1998 is (Pounds)978,000.

    On July 15, 1998, the Board of Directors of the Company resolved that the Management Share Option Scheme would not be subject to any performance criteria and would vest on a time basis only.

    An August 11, 1998, the Company granted options to purchase 15,690 Ordinary Shares and 15,674,310 Redeemable Preference Shares under the terms of the Management Share Option Scheme. The weighted average price for such options is
2.5 pence for both Ordinary Shares and Redeemable Preference Shares. The weighted average vesting period for such options is 2.7 years.

    On August 21, 1998, the Company issued 515,000 Ordinary Shares and 514,485,000 Redeemable Preference Shares to CCIC for cash at par under the terms of the warrant. In addition, CCIC subscribed for 10,210 Ordinary Shares and 10,199,790 Redeemable Preference Shares for cash at a premium of 1.5 pence per share.

    On August 21, 1998, the Company became an 80% owned subsidiary of CCIC. On that same date, (i) all issued and unissued Redeemable Preference Shares were redesignated as Ordinary Shares; and (ii) all existing options to purchase shares in the Company were converted into options to purchase shares in CCIC at the rate of 7 shares in CCIC for every 1000 shares in the Company.

27 Summary of differences between United Kingdom and United States generally accepted accounting principles

    These consolidated financial statements have been prepared in accordance with UK GAAP, which differ in certain respects from US GAAP. The differences that affect Home Service and Castle Transmission are set out below:

  (a) Tangible fixed assets

    During 1993 Home Service revalued upwards its investments in certain identifiable tangible fixed assets. Such upward revaluation is not permissible under US GAAP. Rather, depreciated historical cost must be used in financial statements prepared in accordance with US GAAP.

    In the period between April 1, 1996 and February 27, 1997 there were a number of transfers of fixed assets to and from other parts of the BBC as explained in note 10. For US GAAP purposes these transfers have been accounted for under the as-if-pooling-of-interests method for transactions between entities under common control.

       CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  (b) Deferred taxation

    Under UK GAAP, deferred taxes are accounted for to the extent that it is considered probable that a liability or asset will crystallise in the foreseeable future. Under US GAAP, deferred taxes are accounted for on all timing differences and a valuation allowance is established in respect of those deferred tax assets where it is more likely than not that some portion will remain unrealised. Deferred tax also arises in relation to the tax effect of other US GAAP adjustments.

  (c) Pensions

    The Group accounts for costs of pensions under the rules set out in the UK accounting standards. US GAAP is more prescriptive in respect of actuarial assumptions and the allocation of costs to accounting periods.

  (d) Capitalised interest

    Under US GAAP, interest incurred during the construction periods of tangible fixed assets is capitalised and depreciated over the life of the assets.

  (e) Redeemable preference shares

    Under UK GAAP, preference shares with mandatory redemption features or redeemable at the option of the security holder are classified as a component of total shareholders' funds. US GAAP requires such redeemable preference shares to be classified outside of shareholders' funds.

  (f) Cash flow statement

  Under US GAAP various items would be reclassified within the consolidated cash flow statement. In particular, interest received, interest paid and taxation would be part of net cash flows from operating activities, and dividends paid would be included within net cash flow from financing. In addition, under US GAAP, acquisitions and disposals would be included as investing activities.

  Movements in those current investments which are included under the heading of cash under US GAAP form part of the movements entitled "Management of liquid resources" in the consolidated cash flow statements.

       CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  Summary combined statements of cash flows for Castle Transmission prepared in accordance with US GAAP are set out below:

                                        Home Service                         Castle Transmission
                          ---------------------------------------- ----------------------------------------
                                                          Two      Period from                     Eight
                             Year       Period from      Months    February 28,   Period from     Months
                             Ended     April 1, 1996     Ended         1997      April 1, 1997     Ended
                           March 31,  to February 27, February 27, to March 31, to December 31, August 31,
                             1996          1997           1997         1997          1997          1998
                          ----------- --------------- ------------ ------------ --------------- -----------
                          (Pounds)000   (Pounds)000   (Pounds)000  (Pounds)000    (Pounds)000   (Pounds)000
                                                      (Unaudited)                               (Unaudited)
Net cash provided by
 operating activities...     24,311        28,146         5,161        4,871         25,555        27,226
Net cash used by
 investing activities...    (17,190)      (21,811)         (711)     (52,889)       (14,668)      (36,135)
Net cash (used)/provided
 by financing
 activities.............     (7,121)       (6,335)       (4,450)      57,706        (12,423)        9,955
                            -------       -------        ------      -------        -------       -------
Net increase/(decrease)
 in cash and cash
 equivalents............        --            --            --         9,688         (1,536)        1,046
Cash and cash
 equivalents at
 beginning of period....        --            --            --           --           9,688         8,152
                            -------       -------        ------      -------        -------       -------
Cash and cash
 equivalents at end of
 period.................        --            --            --         9,688          8,152         9,198
                            =======       =======        ======      =======        =======       =======

  The following is a summary of the approximate effect on Home Service's and Castle Transmission's net profit and corporate funding/shareholders' funds of the application of US GAAP.

                                        Home Service                            Castle Transmission
                          ---------------------------------------- ---------------------------------------------
                                                          Two                                           Eight
                             Year       Period from      Months       Period from      Period from     Months
                             Ended     April 1, 1996     Ended     February 28, 1997  April 1, 1997     Ended
                           March 31,  to February 27, February 27,   to March 31,    to December 31, August 31,
                             1996          1997           1997           1997             1997          1998
                          ----------- --------------- ------------ ----------------- --------------- -----------
                          (Pounds)000   (Pounds)000   (Pounds)000     (Pounds)000      (Pounds)000   (Pounds)000
                                                      (Unaudited)                                    (Unaudited)
Net profit/(loss) as re-
 ported in the profit
 and loss accounts......     7,785        14,002         2,697            325            (3,355)        2,145
US GAAP adjustments:
  Depreciation
   adjustment on
   tangible fixed
   assets...............     3,707         3,993           726            --                --            --
  Pensions..............       --            --            --             --                 65           108
  Capitalised interest..       --            --            --              78               801         1,385
                            ------        ------         -----           ----            ------         -----
Net income/(loss) under
 US GAAP................    11,492        17,995         3,423            403            (2,489)        3,638
Additional finance cost
 of non-equity shares...       --            --            --            (318)           (2,862)          --
                            ------        ------         -----           ----            ------         -----
Net income/(loss)
 attributable to
 ordinary shareholders
 under US GAAP..........    11,492        17,995         3,423             85            (5,351)        3,638
                            ======        ======         =====           ====            ======         =====

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


                             Home Service            Castle Transmission
                             ------------ -----------------------------------------
                                   At March 31,
                             ------------------------ At December 31, At August 31,
                                 1996        1997          1997           1998
                             ------------ ----------- --------------- -------------
                             (Pounds)000  (Pounds)000   (Pounds)000    (Pounds)000
                                                                       (Unaudited)
   Corporate
    funding/shareholders'
    funds as reported in
    the balance sheets.....    202,429      102,673        99,868        109,748
   US GAAP adjustments:
     Depreciation
      adjustment on
      tangible fixed
      assets...............    (35,945)         --            --             --
     Pensions..............        --           --             65            173
     Capitalised interest..        --            78           879          2,264
     Redeemable preference
      shares (including ad-
      ditional finance cost
      of non-equity
      shares)..............        --      (102,564)     (105,975)           --
                               -------     --------      --------        -------
   Corporate
    funding/shareholders'
    funds/(deficit) under
    US GAAP................    166,484          187        (5,163)       112,185
                               =======     ========      ========        =======